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                                                                     EXHIBIT 3.1

                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

                                      OF

                            TELESENSORY CORPORATION


     Larry Israel and Robert W. Kamenski certify that:


     A. They are the President and Secretary, respectively, of Telesensory Corporation, a California corporation.

     B. The Articles of Incorporation of this corporation are amended and restated to read in full as follows:

                                      I.

     The name of this corporation is Telesensory Corporation.


                                      II.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                     III.

     This corporation is authorized to issue two classes of stock designated "Common Stock" and "Preferred Stock." The number of shares of Common Stock which this corporation shall have authority to issue is 40,000,000 shares. Each share of Common Stock and Preferred Stock shall have a par value of $.02 per share. The total number of shares of Preferred Stock which this corporation shall have authority to issue is 5,000,000 shares. Upon the filing of these Amended and Restated Articles of Incorporation, each outstanding share of Common Stock shall be split into 1.25 shares of Common Stock. No fractional shares will be issued upon such stock split. In lieu of issuing any fractional share, the corporation shall pay the holder otherwise entitled to such fraction (after aggregating all fractional shares issuable to such holder) a sum in cash equal to the fair market value of such fraction on the effective date of the stock split.
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     The Preferred Stock may be divided into such number of series as the board of directors may determine. The board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.


                                      IV.

     Section 1.  Limitation of Directors' Liability.  The liability of the
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directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     Section 2.  Indemnification of Corporate Agents.  This corporation is
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authorized to provide indemnification of its agents (as defined in Section 317 of the California General Corporation Law) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by such Section 317, subject only to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law with respect to actions for breach of duty to the corporation and its shareholders.

     Section 3.  Repeal of Modification.  Any repeal or modification of the
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foregoing provisions of this Article IV shall not adversely affect any right of indemnification or limitation of liability of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification.

     C. The foregoing amendment and restatement of the corporation's Articles of Incorporation has been duly approved by the Board of Directors.

     D. The foregoing amendment and restatement of the corporation's Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of Common Stock of the corporation is 2,313,457. No shares of Preferred Stock are outstanding. The number of shares voting in favor of the amendment and restatement equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common Stock.


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     We declare under penalty of perjury under the laws of the State of
California that the matters set forth in this certificate are true and correct of our own knowledge. Executed at Mountain View, California on August 13, 1996.


                                    /s/ Larry Israel
                                    --------------------------------------------
                                    Larry Israel, President


                                    /s/ Robert W. Kamenski
                                    ____________________________________________
                                    Robert W. Kamenski, Secretary



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